Exhibit 99.1

Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, CO 80203
Phone: (303) 295-3995

Cimarex Announces Changes to its Board of Directors

Kathleen Hogenson Joins Following the Retirement of Michael Sullivan

DENVER, September 23, 2019 - Cimarex Energy Co. (NYSE: XEC) today announced the retirement of Michael J. Sullivan from its Board of Directors and the appointment of Kathleen A. Hogenson as an independent director of Cimarex effective September 30, 2019.

Cimarex Chairman, President and Chief Executive Officer, Tom Jorden, stated, “We are very pleased to announce the addition of Kathleen Hogenson to the Cimarex board. Her more than 35 years of experience and leadership in the oil and gas industry along with her background in E&P Technology and Data Analytics will make her a strong addition to our Boardroom. We welcome her perspective and thank her for her willingness to serve.”

Ms. Hogenson is President and Chief Executive Officer at Zone Oil & Gas, LLC, which she co-founded in 2007. Previously, Ms. Hogenson served as President and CEO of Santos USA Corp. and Vice President of Technology at Unocal Corporation for a combined 10 years. Ms. Hogenson was employed at Maxus Energy prior to Unocal serving in a variety of roles. She currently serves on the board of directors of First Quantum Minerals Ltd and Verisk Analytics Inc.

Ms. Hogenson earned a Bachelor of Science in Chemical Engineering from The Ohio State University in 1982.

Mr. Jorden went on to say, “I also want to thank Governor Sullivan for his dedicated service to Cimarex. It would be impossible to overstate the contribution that Mike Sullivan has made to Cimarex. Since joining our board at the founding of Cimarex in 2002, Mike has helped guide Cimarex to become a premier E&P company. We are grateful that he has agreed to serve as Director Emeritus for the next two years, allowing Cimarex ongoing access to his wisdom, insights and judgment.”

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Permian Basin and Mid-Continent areas of the U.S.

FOR FURTHER INFORMATION CONTACT

Karen Acierno – Vice-President of Investor Relations

303.285.4957